Exhibit 99.1

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Contact:
Kosan Biosciences Susan M. Kanaya Chief Financial Officer 510-732-8400 ext. 5227	Vida, LLC Stephanie Diaz (Investors) (415) 885-2298 Tim Brons (Media) 646-319-8981

FOR IMMEDIATE RELEASE

Kosan Reports First Quarter Financial Results

3-Fold Revenue Increase Over Prior Year Narrows Net Loss

HAYWARD, CA. April 24, 2003 – Kosan Biosciences Incorporated (Nasdaq: KOSN) today reported financial results for the quarter ended March 31, 2003. For the quarter, Kosan reported a net loss of $2.6 million, or $0.10 per share, compared to $3.9 million, or $0.16 per share, in the same period last year, a 33% reduction year-to-year. At March 31, 2003, cash, cash equivalents and marketable securities totaled $79.2 million compared to $80.5 million at December 31, 2002.

Kosan reported revenues of $5.3 million for the first quarter of 2003, compared to $1.7 million in the same period last year. The $3.6 million increase primarily reflects funding associated with the Company’s agreement with Roche, which was signed in September 2002, to co-develop and commercialize Kosan’s lead product candidate, KOS-862.

Total operating expenses were $8.1 million for the quarter, compared to $7.2 million in the same period last year. This increase was primarily attributable to the expansion of the clinical development program for KOS-862, currently in three Phase I clinical trials and reimbursed by Roche, and further investment supporting our 17-AAG/geldanamycin analog program and other internally funded programs.

Kosan Biosciences Incorporated is a biotechnology company that has proprietary genetic engineering technologies to develop drug candidates from polyketides, a rich source of pharmaceuticals. Kosan is currently focused on the creation of new polyketides and the improvement of existing drugs for the treatment of cancer and infectious disease.

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Q1 Earnings – Page 2

This press release contains “forward-looking” statements. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002, and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.

FINANCIAL TABLE FOLLOWS

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Q1 Earnings – Page 3

Selected Financial Information

Condensed Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2003	2002
Revenues:
Contract revenue	$4,347	$925
Grant revenue	911	737

Total revenues	5,258	1,662
Operating expenses:
Research and development	6,881	5,947
General and administrative	1,248	1,260

Total operating expenses	8,129	7,207

Loss from operations	(2,871)	(5,545)
Net interest income	289	621
Realized gain on investment	—	990

Net loss	$(2,582)	$(3,934)

Basic and diluted net loss per common share	$(0.10)	$(0.16)

Shares used in computing basic and diluted net loss per common share	25,317	24,633

Condensed Balance Sheets

(in thousands)

	March 31, 2003	December 31, 2002
	(unaudited)

Cash, cash equivalents and marketable securities	$79,234	$80,538
Total assets	$89,865	$91,590

Deferred revenue	$11,517	$11,771
Total liabilities	$21,469	$20,750
Total liabilities and stockholders’ equity	$89,865	$91,590

Shares issued and outstanding	25,565	25,392

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